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  FORM 4                                          OMB APPROVAL
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/ / Check this box if no                     OMB Number:3235-0362
longer subject to Section                    Expires:  September
16. Form 4 or Form 5 obligation              30, 1998
may continue. See Instruction 1(b).          Estimated average
                                             burden hours per
                                             response.........1.0
                                             --------------------

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

                              MUKUNDA             RAM
     ________________________________________________
     (Last)              (First)             (Middle)

     10411 MOTOR CITY DRIVE
     ________________________________________________
                         (Street)

     BETHESDA            MARYLAND            20817
     ________________________________________________
     (City)              (State)             (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

          Startec Global Communications Corporation (STGC)

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3.   I.R.S. or Social Security Number of Reporting Person,
     (Voluntary)


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4.   Statement for Month/Year

          August 1998

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

          _X_  Director                 _X_  10% Owner
          _X_  Officer (give title      ___  Other (specify
                         below)                        below)

          Chairman, President and Chief Executive Officer

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7.   Individual or Joint/Group Filing (Check Applicable Line)

          _X_  Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person

=================================================================
     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
                OF, OR BENEFICIALLY OWNED
=================================================================
1.   Title of Security (Instr.3)

          A.   Common Stock, par value $.01 per share

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2.   Transaction Date (Month/Day/Year)

          A.   August 20, 1998

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3.   Transaction Code (Instr.8)

               Code           V
               ----          ----
          A.    P

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4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

               Amount              (A) or (D)          Price
               ------              ----------          -----
          A.   4,000                    A              $9.125

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5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

          A.   4,000*

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6.   Ownership Form: Direct (D) or Indirect (I) (Instr.4)

          A.   Indirect

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7.   Nature of Beneficial Ownership (Instr. 4)

          A.   Indirect (by spouse)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).

                                                       (Over)
                                                  SEC 1474 (7-97)

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   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
               PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
               SECURITIES)
=================================================================
1.   Title of Derivative Security (Instr. 3)


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2.   Conversion or Exercise Price of Derivative Security


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3.   Transaction Date (Month/Day/Year)


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4.   Transaction Code (Instr. 8)

               Code           V
               ----           -

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5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D) (Instr. 3, 4 and 5)


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6.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable         Expiration Date
          ----------------         ---------------

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7.   Title and Amount of Securities Underlying Securities
     (Instr. 3 and 4)

          Title                    Amount or Number of Shares
          -----                    --------------------------

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8.   Price of Derivative Security (Instr. 5)


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9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instr. 4)


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10.  Ownership Form of Derivative Security: Direct(D) or Indirect
     (I) (Instr. 4)


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11.  Nature of Indirect Beneficial Ownership (Instr. 4)



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Explanation of Responses:

          Reporting Person disclaims beneficial ownership of shares.

=================================================================


          /S/ RAM MUKUNDA                  September 10, 1998
          _______________________________    _______________
          **Signature of Reporting Person         Date

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                       Page 2
                                                  SEC 1474 (7-97)